Exhibit 16.1

May 5, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Pharmasset, Inc.’s statements included under the heading “Change in Independent Registered Public Accounting Firm” in its Form S-1 related to the registration of common stock in connection with its initial public offering and are in agreement with the statements contained therein, except for the third and fourth sentences of which we have no basis to agree or disagree.

/s/ Ernst & Young LLP